Exhibit 99.1

For more information, contact:
Douglas D. Hommert, Executive
Vice President, Secretary and Treasurer
314-854-8520

FOR IMMEDIATE RELEASE

FutureFuel Corp. Declares Dividend
Special Cash Dividend To Be Paid March 15, 2011

ST. LOUIS – On February 7, 2011, FutureFuel Corp. (OTC: FTFL) filed a Form 8-K with the Securities and Exchange Commission declaring a special cash dividend of $0.10 per share.  The board of directors of FutureFuel Corp. (the “Company”) has declared a special cash dividend of U.S. $0.10 per share on the Company’s common stock, with a record date of March 1, 2011.  The dividend is payable March 15, 2011.

The Company also announced that, on February 4, 2011, Christopher J. Schmitt was appointed the interim chief financial officer of the Company’s wholly-owned subsidiary, FutureFuel Chemical Company (“FFCC”).  Mr. Schmitt, age 32, was a middle distillates operator for A.I.C. Limited from September 2009 to February 2011.  A.I.C. Limited is an affiliate of the Company’s chairman, Paul A. Novelly.  In this position, Mr. Schmitt assisted with the management and logistics of middle distillate product movements in Northwest Europe.  From 2003 to September 2009, Mr. Schmitt served as vice president of Pinnacle Consulting, Inc., an accounting and financial consulting firm based in St. Louis, Missouri.  Pinnacle Consulting, Inc. performs services for the Company’s chairman and affiliates of the Company’s chairman.  Prior to that, Mr. Schmitt served as an auditor for the accounting firms Arthur Andersen & Co. and KPMG LLP.  Mr. Schmitt is a licensed certified public accountant and a CFA charter holder.  There is no arrangement or understanding between Mr. Schmitt and any other person pursuant to which he was or is to be selected as an officer.  There is no family relationship between any director or executive director of the Company and Mr. Schmitt.  The Company has not entered into any transaction with Mr. Schmitt since the beginning of the Company’s last fiscal year.  There is no plan, contract, or arrangement maintained by the Company to which Mr. Schmitt is a party or in which he participates.  Mr. Schmitt replaces Martin Rector, who served as interim chief financial officer of FFCC since September 1, 2010.  Mr. Rector will return to Apex Oil Company, Inc. (another affiliate of the Company’s chairman) as its tax manager.  The Company appreciates the valuable service of Mr. Rector during this transition period.

FutureFuel Corp. was created in 2005.  In October 2006, the Company purchased FutureFuel Chemical Company (formerly named “Eastman SE, Inc.”), the owner and operator of a chemical and biodiesel manufacturing facility located near Batesville, Arkansas.  Since then, the Company has worked to become a leader in the U.S. biofuel industry, while maintaining the Batesville facility’s status as a world-class specialty chemical manufacturer.

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